Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE	Media contact:
February 10, 2011	Peter Lucht
617-743-6809
peter.lucht@verizon.com

Verizon Commences Tender Offer for all Outstanding

Shares of Terremark Worldwide, Inc.

NEW YORK — Verizon Communications Inc. (NYSE, NASDAQ: VZ) today announced the commencement of the tender offer for all outstanding shares of Terremark Worldwide, Inc. (NASDAQ: TMRK) for $19.00 per share in cash without interest and less any required withholding taxes. The tender offer is being made by Verizon Holdings Inc., a wholly owned subsidiary of Verizon, pursuant to a previously announced Agreement and Plan of Merger, dated as of Jan. 27, 2011, by and among Verizon, Verizon Holdings Inc. and Terremark.

The tender offer will expire at midnight Eastern time on March 10, 2011, unless extended in accordance with the definitive agreement and the applicable rules and regulations of the Securities and Exchange Commission (SEC). Any extension of the tender offer will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled

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expiration date. The tender offer is subject to customary conditions, including the acquisition by Verizon of a majority of the outstanding shares of Terremark common stock on a fully diluted basis and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. As previously disclosed, stockholders holding shares representing approximately 27.6 percent of the outstanding voting shares of Terremark have agreed, among other things, to tender all of their shares in the tender offer.

Today, Verizon will file with the SEC a tender offer statement on Schedule TO, setting forth in detail the terms of the tender offer. Terremark will shortly file with the SEC a solicitation/recommendation statement on Schedule 14D-9, setting forth in detail, among other things, the unanimous recommendation of Terremark’s board of directors that Terremark’s stockholders accept the tender offer and tender their Terremark shares pursuant to the tender offer.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 94.1 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 194,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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Additional Information and Where to Find It

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. Verizon – through a new subsidiary, Verizon Holdings Inc. – will file a tender offer statement on Schedule TO with the SEC. Terremark stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related

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solicitation/recommendation statement on Schedule 14D-9 that will be filed by Terremark with the SEC because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents once they become available may be obtained free of charge by directing a request to Verizon at 212-395-1525. A copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Terremark by contacting Terremark Investor Relations at 305-860-7822.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Terremark by Verizon. In connection with the proposed acquisition, Terremark intends to file relevant materials with the SEC, including Terremark’s proxy statement in preliminary and definitive form. Terremark stockholders are strongly advised to read all relevant documents filed with the SEC, including Terremark’s definitive proxy statement, because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free from Terremark by contacting Terremark Investor Relations at 305-860-7822.

Participants in Solicitation

Verizon and its directors and executive officers, and Terremark and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Terremark common stock in respect of the proposed transaction. Information about the directors and executive officers of Verizon is set forth in the proxy statement for Verizon’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 22, 2010. Information about the directors and executive officers of Terremark is set forth in the proxy statement for Terremark’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on June 17, 2010. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Verizon and Terremark, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Verizon’s and Terremark’s future expectations, beliefs, goals or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the timing for satisfying the conditions to the completion of the transaction, including the receipt of Terremark stockholder approval and the regulatory approvals required for the transaction; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Terremark’s operations into those of Verizon or that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Terremark may be difficult; and the other factors described in Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its most recent quarterly report filed with the SEC, and Terremark’s Annual Report on Form 10-K for the fiscal year ended March 31,

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2010 and in its most recent quarterly report filed with the SEC. Verizon and Terremark assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

The Depositary for the tender offer is Computershare Trust Company, N.A. The Information Agent for the tender offer is Georgeson Inc. The tender offer materials may be obtained at no charge by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll-free at (800) 903-2897, and may also be obtained at no charge at www.verizon.com and the website maintained by the SEC at www.sec.gov. Additionally, any questions related to the tender offer may be directed to Georgeson Inc. at the mailing address or telephone number provided above.